Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Reports First Fiscal Quarter Net Income of $6.30 Million

•	Quarterly EPS of $0.77
•	Quarterly Return on Average Assets of 1.36%
•	Quarterly Return on Average Equity of 10.75%
•	Quarterly Net Interest Margin of 3.60%
•	Deposits Increased by 4% During the Quarter
•	Net Loans Increased by 3% During the Quarter
•	Announces a 4% Increase in the Quarterly Cash Dividend

HOQUIAM, WA – January 22, 2024 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $6.30 million, or $0.77 per diluted common share, for the quarter ended December 31, 2023.  This compares to net income of $6.64 million, or $0.81 per diluted common share, for the preceding quarter and $7.51 million, or $0.90 per diluted common share, for the comparable quarter one year ago.

“We are pleased with the results for the first quarter of fiscal year 2024, which were highlighted by solid earnings, strong growth in loans and deposits, and continued tangible book value per share growth,” stated Dean Brydon, Chief Executive Officer.  “Although first quarter earnings were strong, they were lower compared to the year ago quarter, which was the peak of our margin in this cycle before deposit cost increases began compressing margins.”

As a result of our earnings and strong capital position, Timberland’s Board of Directors announced a $0.01 increase in the quarterly cash dividend to shareholders to $0.24 per share, payable on February 23, 2024, to shareholders of record on February 9, 2024.  This represents the 45th consecutive quarter Timberland will have paid a cash dividend.

“Credit quality continues to be monitored closely and our credit metrics remain relatively strong with only $2,000 in net charge-offs for the quarter and non-performing assets at only 18 basis points of total assets at the end of the first quarter,” Brydon continued.  Timberland adopted the new credit loss accounting standard known as CECL on October 1, 2023, which resulted in “Day 1” adjustments of $460,000 to the allowance for credit losses on loans, $65,000 to the allowance for credit losses on unfunded commitments, and the establishment of a $92,000 allowance for credit losses on investment securities. Cumulatively, these CECL adoption adjustments (net of deferred income tax adjustments), resulted in a one-time reduction to shareholders’ equity of $488,000, which had no impact on earnings.

“Loan origination volumes remained steady and net loans receivable increased by $34 million during the quarter.  While the possibility of a slowing economy and a continued higher interest rate environment still exist, we remain optimistic regarding the overall strength of our loan portfolio and the economic opportunities for growth in our markets,” Brydon continued.

“Net interest margin was 3.60% for the quarter, which was a 25 basis points contraction compared to the preceding quarter as the increase in cost of funds continued to outpace the growth in yields on earning assets,” said Jonathan Fischer, President and Chief Operating Officer.  “Total deposits increased $66 million during the quarter, with a majority of the increase coming from a few larger balance increases from commercial customers.  Competition for deposits remains intense and until rates stabilize, we anticipate additional margin compression in the near term as customers continue to migrate non-interest bearing deposits into interest bearing accounts.”

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

Earnings and Balance Sheet Highlights (at or for the periods ended December 31, 2023, compared to December 31, 2022, or September 30, 2023):

   Earnings Highlights:
•	Earnings per diluted common share (“EPS”) decreased 5% to $0.77 for the current quarter from $0.81 for the preceding quarter and decreased 14% from $0.90 for the comparable quarter one year ago;
•	Net income decreased 5% to $6.30 million for the current quarter from $6.64 million for the preceding quarter and decreased 16% from $7.51 million for the comparable quarter one year ago;
•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 10.75% and 1.36%, respectively;
•	Net interest margin (“NIM”) for the current quarter compressed to 3.60% from 3.85% for the preceding quarter and from 4.03% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter was 56.50% compared to 55.52% for the preceding quarter and 51.52% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets increased 3% from the prior quarter and increased 3% year-over-year;
•	Net loans receivable increased 3% from the prior quarter and increased 14% year-over-year;
•	Total deposits increased 4% from the prior quarter and increased 2% year-over-year;
•	Total shareholders’ equity increased 2% from the prior quarter and increased 6% year-over-year;
•	Non-performing assets to total assets ratio increased to 0.18% from 0.12% one year ago;
•	Book and tangible book (non-GAAP) values per common share increased to $29.23 and $27.29, respectively, at December 31, 2023; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at December 31, 2023 with only $20 million in borrowings and additional secured borrowing line capacity of $670 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter decreased 5% to $18.80 million from $19.76 million for the preceding quarter and decreased 8% from $20.45 million for the comparable quarter one year ago.  The decrease in operating revenue compared to the preceding quarter was primarily due to an increase in funding costs, and to a lesser extent, a decrease in non-interest income.  These decreases to operating revenue were partially offset by an increase in interest income from loans and overnight funds.

Net interest income decreased $827,000, or 5%, to $16.00 million for the current quarter from $16.83 million for the preceding quarter and decreased $1.74 million, or 10%, from $17.74 million for the comparable quarter one year ago.  The decrease in net interest income compared to the preceding quarter was primarily due to an increase in the weighted average cost of interest-bearing liabilities to 2.22% from 1.69% for the preceding quarter.  Partially offsetting the increase in funding costs, was an increase in the weighted average yield of interest-earning assets to 5.07% from 4.94% for the preceding quarter and a $29.63 million increase in average total interest-earning assets.

Timberland’s NIM for the current quarter compressed to 3.60% from 3.85% for the preceding quarter and from 4.03% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately three basis points due to the collection of $142,000 in pre-payment penalties, non-accrual interest, and late fees and the accretion of $10,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately two basis points due to the collection of $92,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $11,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately three basis points due to the collection of $120,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $28,000 of the fair value discount on acquired loans.

A $379,000 provision for credit losses on loans was recorded for the quarter ended December 31, 2023, primarily due to loan portfolio growth and an increase in non-accrual loans.  This compares to a $522,000 provision for credit losses for the preceding quarter and a $525,000 provision for credit losses for the comparable quarter one year ago.

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

Non-interest income decreased $126,000 or 4%, to $2.80 million for the current quarter from $2.92 million for the preceding quarter and increased $93,000, or 3%, from $2.71 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to an $81,000 decrease in BOLI net earnings (as a result of a death benefit claim in the preceding quarter) and smaller changes in several other categories.

Total operating (non-interest) expenses for the current quarter decreased $343,000, or 3%, to $10.62 million from $10.97 million for the preceding quarter and increased $89,000, or 1%, from $10.54 million for the comparable quarter one year ago.  The decrease in operating expenses compared to the preceding quarter was primarily due to a $346,000 decrease in professional fees, and smaller increases in several other expense categories.  These decreases were partially offset by a $155,000 increase in salaries and employee benefits and smaller increases in several other expense categories.  The decrease in professional fees was primarily due to a decrease in legal fees and a decrease in consulting fees.  The increase in salaries and employee benefits was primarily due to annual salary adjustments, which became effective at the beginning of the fiscal year (October 1st).  The efficiency ratio for the current quarter was 56.50% compared to 55.52% for the preceding quarter and 51.52% for the comparable quarter one year ago.

The provision for income taxes for the current quarter decreased $78,000, or 5%, to $1.55 million from $1.62 million for the preceding quarter, primarily due to lower taxable income.  Timberland’s effective income tax rate was 19.7% for the quarter ended December 31, 2023 compared to 19.6% for the quarter ended September 30, 2023 and 20.0% for the quarter ended December 31, 2022.

Balance Sheet Management

Total assets increased $55.21 million, or 3%, during the quarter to $1.90 billion at December 31, 2023 from $1.84 billion at September 30, 2023 and increased $59.57 million, or 3%, from $1.84 billion one year ago.  The increase during the current quarter was primarily due to a $33.98 million increase in net loans receivable and a $29.30 million increase in total cash and cash equivalents, which was partially offset by an $8.16 million decrease in investment securities and CDs held for investment.  The quarterly increase in assets was primarily funded by a $66.13 million increase in deposits, which was partially offset by a $15.00 million decrease in FHLB borrowings.

Liquidity

Timberland has continued to maintain a strong liquidity position (both on-balance sheet and off-balance sheet) while deploying overnight funds into loans during the past year.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 12.7% of total liabilities at December 31, 2023, compared to 11.6% at September 30, 2023, and 18.9% one year ago.  Timberland had secured borrowing line capacity of $670 million available through the FHLB and the Federal Reserve at December 31, 2023.  With a strong and diversified deposit base, only 18% of Timberland’s deposits were uninsured or uncollateralized at December 31, 2023.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $33.98 million, or 3%, during the quarter to $1.34 billion at December 31, 2023 from $1.30 billion at September 30, 2023.  This increase was primarily due to a $20.15 million increase in multi-family loans, a $10.77 million increase in commercial real estate loans, a $9.90 million increase in one- to four-family loans and smaller increases in several other loan categories. These increases to net loans receivable were partially offset by an $8.76 million decrease in construction and land development loans and smaller decreases in several other loan categories.

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

Loan Portfolio
($ in thousands)
	December 31, 2023		September 30, 2023		December 31, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$263,122	18%	$253,227	18%	$200,285	15%
Multi-family	147,321	10	127,176	9	96,831	7
Commercial	579,038	40	568,265	40	542,571	42
Construction - custom and
owner/builder	134,878	9	129,699	9	117,592	9
Construction - speculative one-to four-family	17,609	1	17,099	1	11,220	1
Construction - commercial	36,702	3	51,064	4	36,825	3
Construction - multi-family	57,019	4	57,140	4	89,040	7
Construction - land
development	18,878	1	18,841	1	17,015	1
Land	28,697	2	26,726	2	25,872	2
Total mortgage loans	1,283,264	88	1,249,237	88	1,137,251	87

Consumer loans:
Home equity and second
Mortgage	39,403	3	38,281	3	35,967	3
Other	2,926	--	2,772	--	2,482	--
Total consumer loans	42,329	3	41,053	3	38,449	3

Commercial loans:
Commercial business loans	136,942	9	135,802	9	127,085	10
SBA PPP loans	423	--	466	--	631	--
Total commercial loans	137,365	9	136,268	9	127,716	10
Total loans	1,462,958	100%	1,426,558	100%	1,303,416	100%
Less:
Undisbursed portion of
construction loans in
Process	(104,683)		(103,194)		(112,096)
Deferred loan origination
Fees	(5,337)		(5,242)		(4,532)
Allowance for credit losses	(16,655)		(15,817)		(14,229)
Total loans receivable, net	$1,336,283		$1,302,305		$1,172,559
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $1,425, $400, and $0 at December 31, 2023, September 30, 2023, and December 31, 2022, respectively.

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of December 31, 2023:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouse	$114,355	20%	8%	$1,132	$195
Medical/dental offices	80,767	14	6	1,324	--
Office buildings	65,543	11	5	745	--
Other retail buildings	50,003	9	3	538	--
Mini-storage	37,131	6	2	1,375	--
Hotel/motel	31,973	5	2	2,906	--
Restaurants	27,346	5	2	558	--
Gas stations/Conv. Stores	21,346	4	1	970	--
Nursing homes	18,024	3	1	2,575	--
Shopping centers	10,922	2	1	1,820	--
Mobile home parks	10,917	2	1	520	--
Churches	7,121	1	1	475	--
Additional CRE	103,590	18	7	719	488
Total CRE	$579,038	100%	40%	$898	$683

Timberland originated $88.93 million in loans during the quarter ended December 31, 2023, compared to $89.25 million for the preceding quarter and $101.67 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the past 15 months, a larger percentage of single-family loan originations were retained in the portfolio rather than being sold due to the increased yield available on such loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $3.80 million were sold compared to $4.58 million for the preceding quarter and $1.16 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $8.16 million, or 2%, to $319.83 million at December 31, 2023, from $327.99 million at September 30, 2023.  The decrease was primarily due to maturities and scheduled amortization.

Deposits

Total deposits increased $66.13 million, or 4%, during the quarter to $1.63 billion at December 31, 2023, from $1.56 billion at September 30, 2023.  The quarter’s increase consisted of a $79.81 million in money market account balances, an $18.81 million increase in certificates of deposit balances and a $2.73 million increase in NOW checking account balances.  These increases were partially offset by a $22.80 million decrease in non-interest bearing deposit balances and a $12.42 million decrease in savings account balances.  The increase in money market account balances was primarily due to several larger balance increases with commercial customers.

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

Deposit Breakdown ($ in thousands)
	December 31, 2023		September 30, 2023		December 31, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$433,065	27%	$455,864	29%	$494,370	31%
NOW checking	389,463	24	386,730	25	444,742	28
Savings	215,948	13	228,366	15	279,514	17
Money market	269,686	17	189,875	12	229,643	14
Certificates of deposit under $250	181,762	11	170,221	11	110,897	7
Certificates of deposit $250 and over	96,145	6	91,714	6	41,924	3
Certificates of deposit – brokered	41,000	2	38,165	2	--	--
Total deposits	$1,627,069	100%	$1,560,935	100%	$1,601,090	100%

Borrowings

Total borrowings decreased to $20.00 million at December 31, 2023 from $35.00 million at September 30, 2023, as the Company repaid $15.00 million in short-term FHLB borrowings during the current quarter.  At December 31, 2023, the weighted average rate on the borrowings was 4.34%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $4.30 million, or 2%, to $237.37 million at December 31, 2023, from $233.07 million at September 30, 2023.  The increase in shareholders’ equity was primarily due to net income of $6.30 million for the quarter, $355,000 from the exercise of stock options, and a $257,000 reduction in the accumulated other comprehensive loss category for fair value adjustments on available for sale investment securities.  These increases to shareholders’ equity were partially offset by the payment of $1.87 million in dividends to shareholders, a $488,000 adjustment to equity for the adoption of a new accounting standard (as discussed below), and the repurchase of 12,330 shares of common stock for $362,000 (an average price of $29.38 per share).  Timberland had 361,812 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at December 31, 2023.

Timberland remains well capitalized with a total risk-based capital ratio of 19.50%, a Tier 1 leverage capital ratio of 12.14%, a tangible common equity to tangible assets ratio (non-GAAP) of 11.79%, and a shareholders’ equity to total assets ratio of 12.53% at December 31, 2023.  Timberland’s held to maturity investment securities were $266.09 million at December 31, 2023, with a net unrealized loss of $11.73 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.10%, compared to 12.53%, as reported.

Asset Quality

In accordance with changes in GAAP, on October 1, 2023, Timberland adopted the new credit loss accounting standard known as the Current Expected Credit Loss (“CECL”) model, which replaced the incurred loss model. With the adoption of CECL, the allowance for credit losses (“ACL”) for loans increased by $460,000, the ACL for unfunded commitments increased by $65,000, and an ACL for held to maturity investment securities of $92,000 was established.  In addition, the Company recorded an increase to deferred tax assets of $129,000, and a corresponding one-time cumulative reduction to shareholders’ equity of $488,000 as of October 1, 2023, which had no impact on earnings.

Timberland’s non-performing assets to total assets ratio was 0.18% at December 31, 2023 compared to 0.09% at September 30, 2023 and 0.12% at September 30, 2022.  There were net charge-offs of $2,000 for the current quarter, compared to net charge-offs of $12,000 for the preceding quarter and a net recovery of $1,000 for the comparable quarter one year ago.  During the current quarter a $379,000 provision for credit losses on loans was made, which was partially offset by a $33,000 recapture of credit losses on unfunded commitments and a $10,000 recapture of credit losses on investment securities.  The ACL for loans as a percentage of loans receivable was 1.23% at December 31, 2023, compared to 1.20% at September 30, 2023 and 1.20% one year ago.

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $1.35 million or 60%, to $3.60 million at December 31, 2023, from $2.25 million one year ago, and increased $1.94 million, or 116%, from $1.67 million at September 30, 2023.  Non-accrual loans increased $1.33 million, or 65%, to $3.37 million at December 31, 2023, from $2.04 million one year ago, and increased $1.85 million, or 122%, from $1.51 million at September 30, 2023.  The quarterly increase in non-accrual loans was primarily due to two commercial business loans totaling $1.47 million being put on non-accrual status.  These two commercial business loans are partially guaranteed by the U.S. Small Business Administration (“SBA”) and a specific reserve of $197,000 was set up for the non-guaranteed portion of these two loans.

Non-Accrual Loans
($ in thousands)

	December 31, 2023		September 30, 2023		December 31, 2022
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$602	4	$368	2	$383	2
Commercial	683	2	683	2	658	2
Construction – custom and
owner/builder	150	1	--	--	--	--
Land	--	--	--	--	425	2
Total mortgage loans	1,435	7	1,051	4	1,466	6

Consumer loans:
Home equity and second
Mortgage	171	1	177	1	263	3
Other	--	--	--	1	2	1
Total consumer loans	171	1	177	2	265	4

Commercial business loans	1,760	6	286	5	304	6
Total loans	$3,366	14	$1,514	11	$2,035	16

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing geopolitical instability (including wars, conflicts, terrorist attacks, natural disasters, and other unexpected events outside of our control), as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to novel coronavirus disease 2019 ("COVID-19") pandemic, including the possibility of new COVID-19 variants;

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate ("LIBOR"), and the transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules and including changes as a result of COVID-19; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks described in our reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2023	2023	2022
Interest and dividend income
Loans receivable	$18,395	$17,532	$14,457
Investment securities	2,311	2,326	2,214
Dividends from mutual funds, FHLB stock and other investments	91	85	51
Interest bearing deposits in banks	1,699	1,619	2,390
Total interest and dividend income	22,496	21,562	19,112

Interest expense
Deposits	6,143	4,574	1,369
Borrowings	349	157	--
Total interest expense	6,492	4,731	1,369
Net interest income	16,004	16,831	17,743
Provision for credit losses - loans	379	522	525
Recapture of credit losses – investment securities	(10)	--	--
Recapture of credit losses - unfunded commitments	(33)	--	--
Net int. income after provision for (recapture of) credit losses	15,668	16,309	17,218

Non-interest income
Service charges on deposits	1,023	1,015	947
ATM and debit card interchange transaction fees	1,264	1,333	1,251
Gain on sales of loans, net	78	97	21
Bank owned life insurance (“BOLI”) net earnings	156	237	156
Recoveries on investment securities, net	5	2	3
Other	272	240	327
Total non-interest income, net	2,798	2,924	2,705

Non-interest expense
Salaries and employee benefits	5,911	5,756	5,900
Premises and equipment	973	982	924
Loss on sale of premises and equipment, net	--	12	--
Advertising	186	235	195
ATM and debit card processing	615	524	483
Postage and courier	126	135	121
State and local taxes	319	325	299
Professional fees	253	599	429
FDIC insurance expense	210	194	124
Loan administration and foreclosure	105	118	120
Data processing and telecommunications	974	933	789
Deposit operations	320	346	346
Amortization of core deposit intangible (“CDI”)	56	68	68
Other, net	576	740	737
Total non-interest expense, net	10,624	10,967	10,535

Income before income taxes	7,842	8,266	9,388
Provision for income taxes	1,546	1,624	1,881
Net income	$6,296	$6,642	$7,507

Net income per common share:
Basic	$0.78	$0.82	$0.91
Diluted	0.77	0.81	0.90

Weighted average common shares outstanding:
Basic	8,114,209	8,094,719	8,232,273
Diluted	8,166,048	8,156,497	8,318,733

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2023	2023	2022
Assets
Cash and due from financial institutions	$28,656	$25,390	$31,237
Interest-bearing deposits in banks	129,365	103,331	193,659
Total cash and cash equivalents	158,021	128,721	224,896

Certificates of deposit (“CDs”) held for investment, at cost	12,449	15,188	23,392
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	266,085	270,218	278,585
Available for sale, at fair value	40,446	41,771	55,841
Investments in equity securities, at fair value	848	811	837
FHLB stock	2,001	3,602	2,194
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	1,425	400	--

Loans receivable	1,352,938	1,318,122	1,186,788
Less: ACL – loans	(16,655)	(15,817)	(14,229)
Net loans receivable	1,336,283	1,302,305	1,172,559

Premises and equipment, net	21,584	21,642	21,703
BOLI	23,122	22,966	22,962
Accrued interest receivable	6,731	6,004	5,508
Goodwill	15,131	15,131	15,131
CDI	621	677	880
Loan servicing rights, net	1,925	2,124	2,770
Operating lease right-of-use assets	1,698	1,772	1,912
Other assets	3,745	3,573	3,374
Total assets	$1,895,115	$1,839,905	$1,835,544

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$433,065	$455,864	$494,370
Deposits: Interest-bearing	1,194,004	1,105,071	1,106,720
Total deposits	1,627,069	1,560,935	1,601,090

Operating lease liabilities	1,796	1,867	2,001
FHLB borrowings	20,000	35,000	--
Other liabilities and accrued expenses	8,881	9,030	8,904
Total liabilities	1,657,746	1,606,832	1,611,995

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,120,708 shares issued and outstanding – December 31, 2023 8,105,338 shares issued and outstanding – September 30, 2023 8,231,197 shares issued and outstanding – December 31, 2022	34,869	34,771	38,878
Retained earnings	203,327	199,386	185,406
Accumulated other comprehensive loss	(827)	(1,084)	(735)
Total shareholders’ equity	237,369	233,073	223,549
Total liabilities and shareholders’ equity	$1,895,115	$1,839,905	$1,835,544

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

KEY FINANCIAL RATIOS AND DATA ($ in thousands, except per share amounts) (unaudited)
	Three Months Ended
PERFORMANCE RATIOS:	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022
Return on average assets (a)	1.36%	1.45%	1.63%
Return on average equity (a)	10.75%	11.52%	13.63%
Net interest margin (a)	3.60%	3.85%	4.03%
Efficiency ratio	56.50%	55.52%	51.52%

ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$3,366	$1,514	$2,035
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	85	82	98
OREO and other repossessed assets	--	--	--
Total non-performing assets (b)	$3,451	$1,596	$2,133

Non-performing assets to total assets (b)	0.18%	0.09%	0.12%
Net charge-offs (recoveries) during quarter	$2	$12	$(1)
Allowance for credit losses - loans to non-accrual loans,	495%	1,045%	699%
Allowance for credit losses - loans to loans receivable (c)	1.23%	1.20%	1.20%

CAPITAL RATIOS:
Tier 1 leverage capital	12.14%	12.10%	11.46%
Tier 1 risk-based capital	18.25%	18.13%	18.07%
Common equity Tier 1 risk-based capital	18.25%	18.13%	18.07%
Total risk-based capital	19.50%	19.38%	19.32%
Tangible common equity to tangible assets (non-GAAP)	11.79%	11.91%	11.41%

BOOK VALUES:
Book value per common share	$29.23	$28.76	$27.16
Tangible book value per common share (d)	27.29	26.81	25.21
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	December 31, 2023		September 30, 2023		December 31, 2022
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,332,971	5.52%	$1,300,743	5.39%	$1,164,369	4.97%
Investment securities and FHLB stock (1)	317,164	3.03	322,122	2.99	329,396	2.75
Interest-earning deposits in banks and CDs	126,253	5.38	123,894	5.23	266,439	3.59
Total interest-earning assets	1,776,388	5.07	1,746,759	4.94	1,760,204	4.34
Other assets	81,612		84,191		84,806
Total assets	$1,858,000		$1,830,950		$1,845,010

Liabilities and Shareholders’ Equity
NOW checking accounts	$376,682	1.51%	$390,787	1.27%	$439,750	0.45%
Money market accounts	224,939	2.34	198,650	0.98	239,424	0.53
Savings accounts	220,042	0.22	234,094	0.21	279,832	0.12
Certificates of deposit accounts	311,353	4.15	284,403	3.85	135,467	1.37
Total interest-bearing deposits	1,133,016	2.18	1,107,934	1.66	1,094,473	0.50
Borrowings	28,804	4.81	15,435	4.04	--	--
Total interest-bearing liabilities	1,161,820	2.22	1,123,369	1.69	1,094,473	0.50

Non-interest-bearing demand deposits	450,027		465,183		519,307
Other liabilities	11,878		11,873		11,002
Shareholders’ equity	234,275		230,525		220,228
Total liabilities and shareholders’ equity	$1,858,000		$1,830,950		$1,845,010

Interest rate spread		2.85%		3.25%		3.84%
Net interest margin (2)		3.60%		3.85%		4.03%
Average interest-earning assets to
average interest-bearing liabilities	152.90%		155.49%		160.83%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q1 2024 Earnings
January 22, 2024

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	December 31, 2023	September 30, 2023	December 31, 2022

Shareholders’ equity	$237,369	$233,073	$223,549
Less goodwill and CDI	(15,752)	(15,808)	(16,011)
Tangible common equity	$221,617	$217,265	$207,538

Total assets	$1,895,115	$1,839,905	$1,835,544
Less goodwill and CDI	(15,752)	(15,808)	(16,011)
Tangible assets	$1,879,363	$1,824,097	$1,819,533